Back to Form 8-K

Exhibit 99.1

CONTACT:
John Aberg, 813-865-5045
John.Aberg@wellcare.com
or Mary Patrick, 312-573-5470

FORMER SENATOR BOB GRAHAM JOINS WELLCARE BOARD

Tampa, Florida (April 30, 2007)— WellCare Health Plans, Inc. (NYSE: WCG) today announced that Senator Bob Graham has been appointed to serve on its Board of Directors. Senator Graham is the former two-term Governor of the State of Florida and also the former United States Senator from Florida. Senator Graham has been appointed to fill a two-year term ending in 2009.

During his lengthy career in public service, Senator Graham has been very active in policy for seniors. In 2002, he was named Legislator of the Year by the National Council on the Aging. This award recognized his work on the Medicare Reform Act, Medicare Wellness Act, Social Services Block Grant Restoration Act and the Long-Term Care and Retirement Security Act.

“Bob Graham brings a wealth of knowledge and experience to WellCare’s Board of Directors,” said Todd Farha, chairman and chief executive officer. “Senator Graham is a recognized leader in healthcare policy issues both at the state and national level. We look forward to Senator Graham’s many contributions as WellCare continues to deliver value-added solutions for state Medicaid and national Medicare programs.”

Senator Graham served Florida constituents from 1966 to 2005, first in the Florida House and Senate then as Governor from 1979 to 1987. He was a United States Senator from 1987 to 2005.

“I am extremely attracted to WellCare’s unique position at the nexus of both Medicaid and Medicare policy, and I look forward to serving on its Board of Directors,” said Senator Graham. “I am excited to begin working with WellCare to support all of the positive things the company is doing for Medicare and Medicaid beneficiaries.”

Following his retirement from the U.S. Senate in 2005, Graham served as a Senior Fellow at Harvard University's John F. Kennedy School of Government. He is currently focused on founding a center to educate future political and civic leaders located at the University of Florida and at the University of Miami.

Senator Graham received a bachelor's degree in 1959 from the University of Florida. He went on to receive an LLB from Harvard Law School in 1962.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of Medicaid and Medicare plans, including health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving over 2,258,000 members nationwide. For more information about WellCare, please visit the Company's website at www.wellcare.com.

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